STATE  OF DELAWARE CERTIFICATE OF
AMENDMENT OF CERTIFICATE OF
INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law off the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of Writer’ Group Film Corp.:

RESOLVED,  that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be read as follows:

    FOURTH: the total number of shares of stock which this corporation is authorized to issue is:

    One Hundred Seventy Five Million (175,000,000) shares at $0.001 par value

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of January, 2009.

By:

Authorized Officer

Tal L. Kapelner

President

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:14 PM 01/14/2009
FILED 02:14 PM 01/14/2009
SRV 090036726 –  4314745 FILE